Exhibit 15.4

GLOBAL MOFY AI LIMITED	D +852 3656 6054 / +852 3656 6073
OSIRIS INTERNATIONAL CAYMAN LIMITED	E nathan.powell@ogier.com /
P. O. Box 32311	rachel.huang@ogier.com
Suite #4-210
Governors Square	Reference: NMP/RYH/510893.00001
23 LimeTree Bay Avenue
KY1-1209
Cayman Islands

9 January 2026

Dear Sirs

GLOBAL MOFY AI LIMITED (the Company)

We hereby consent to the references to our firm’s name in the Company’s annual report on Form 20-F for the year ended September 30, 2025 (the Annual Report), which will be filed with the Securities and Exchange Commission (the Commission) on the date hereof. We also consent to the filing of this consent letter with the Commission as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

This consent letter is addressed to you. This consent letter is limited to the matters detailed herein and is not to be read as an opinion or consent with respect to any other matter.

Yours faithfully

/s/ Ogier
Ogier

Ogier

Providing advice on British Virgin Islands,
Cayman Islands and Guernsey laws

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